Exhibit 4.36

Execution Version

October 6, 2016

Amyris, Inc.

5885 Hollis Street, Suite 100

Emeryville, CA 94608

Attention: John Melo, President and Chief Executive Officer

RE:	Amendment to Loan and Security Agreement Relating to (i) Maturity Date, (ii) Payments and (iii) Cash Covenants

Dear Mr. Melo:

Reference is made to that certain Loan and Security Agreement dated as of March 29, 2014, as amended on June 12, 2014, March 31, 2015, and November 30, 2015 (as amended, the “LSA”), by and between Amyris, Inc., a Delaware corporation (the “Parent”), and each of its Subsidiaries that has delivered a Joinder Agreement (collectively, “Borrower”), the other financial institutions or entities from time to time parties to the LSA (collectively, referred to as “Lender”) and Stegodon Corporation, a Delaware corporation, as assignee of Hercules Capital, Inc., a Maryland corporation, in its capacity as administrative agent for itself and Lender (in such capacity, the “Agent”). Capitalized terms used but not otherwise defined herein have the meaning set forth in the LSA.

Borrower has requested that the Lender amend certain provisions of the LSA by (i) extending the Term Loan Maturity Date and (ii) amending the definition of “Permitted Transfers” and Sections 2.2(d) (“Term Loan – Payment”) and 7.14 (“Minimum Cash”) of the LSA, in each case subject to certain conditions further described below.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, based upon the mutual covenants contained herein, and subject to the effectiveness of the Collaboration Agreement dated on or about the date hereof, by and between Parent and Ginkgo Bioworks, Inc. (the “Ginkgo Collaboration Agreement”), Borrower, the Agent and Lender, in accordance with Section 11.3(b) of the LSA, hereby amend the LSA (this “Amendment”) as follows:

I.       Effective immediately upon the Agent’s receipt of evidence reasonably satisfactory to it, in its sole discretion, that the maturity date(s) of the existing indebtedness of Borrower listed on Exhibit A hereto have been extended (the “Extension Condition”), the “Term Loan Maturity Date” as defined in the LSA shall be the Business Day immediately preceding the earliest maturity date of the existing indebtedness of Borrower listed on Exhibit B hereto, after giving effect to any extensions thereof (and subject to the Agent’s receipt of evidence reasonably satisfactory to it, in its sole discretion, of such extensions thereof) as of the date of satisfaction of the Extension Condition; provided, that the Term Loan Maturity Date shall in no event be later than April 12, 2019.

II.       The following sentence shall be added to the end of the definition of “Permitted Transfers” in Section 1 of the LSA:

“Notwithstanding anything herein to the contrary, the license or transfer of Borrower’s Intellectual Property rights pursuant to and in connection with the Ginkgo Collaboration Agreement and all the transactions contemplated thereby shall be deemed, at all times, to be Permitted Transfers.”

III.       New definitions of “Ginkgo Collaboration Agreement” and “Net Profits” are hereby inserted into Section 1 of the LSA in appropriate alphabetical order:

“Ginkgo Collaboration Agreement” means that certain Collaboration Agreement, dated as of September 30, 2016, by and between Parent and Ginkgo Bioworks, Inc.

“Net Profits” has the meaning ascribed to such term in the Ginkgo Collaboration Agreement.

IV.       Section 2.2(d) (“Term Loan – Payment”) of the LSA is hereby deleted in its entirety and the following is substituted therefor:

“Payment. Borrower will pay interest on each Term Loan Advance on the first Business Day of each month, beginning the month after the (i) Closing Date with respect to the Closing Date Term Loan Advance, (ii) First Amendment Effective Date with respect to the Additional Term Loan Advance and (iii) the Third Amendment Effective Date for the Third Amendment Term Loan Advance. At its sole discretion, Lender will either (i) initiate debit entries to the Borrower’s account as authorized on the ACH Authorization on each payment date of all periodic interest obligations payable to Lender under each Term Loan Advance and any costs and expenses reimbursable to Lender, (ii) submit a written invoice to Borrower for all amounts due by Borrower on each payment date of all periodic interest obligations payable to Lender under each Term Loan Advance and any costs and expenses reimbursable to Lender, which invoice must be paid by Borrower within five days of receipt or (iii) submit other written instructions to Borrower regarding the proper method for payment of such periodic interest obligations and costs and expenses. In addition, Borrower shall pay to Agent, for the benefit of Lender, promptly upon Borrower’s receipt thereof, all Net Profits earned by and actually received by Parent under the Ginkgo Collaboration Agreement, up to a maximum of $1,000,000 in any calendar month, and any such payments shall be applied to the principal balance outstanding under the LSA on the first Business Day of the month following payment. For the sake of clarification, any such payments of Net Profits made to the Agent, for the benefit of Lender, in accordance with this paragraph shall not be subject to any Prepayment Charge under Section 2.5 hereof. The entire Term Loan Advance principal balance outstanding and all accrued but unpaid interest hereunder shall be due and payable on the Term Loan Maturity Date. Borrower shall make all payments due under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense.”

V.       Section 7.14 (“Minimum Cash”) of the LSA is hereby deleted in its entirety and the following is substituted therefor:

“Section 7.14. Minimum Cash. So long as the Secured Obligations are outstanding, Borrower shall, as of any date, have at least the Threshold Amount of unrestricted, unencumbered Cash in one or more Deposit Accounts subject to an Account Control Agreement in favor of Agent. Notwithstanding anything herein to the contrary, through and until the Term Loan Maturity Date, the “Threshold Amount” as defined herein shall be $0.”

Within five (5) days following receipt of an invoice, Borrower shall pay the Agent’s reasonable out-of-pocket costs, including reasonable attorneys’ fees, incurred in connection with the LSA.

Except to the extent of this Amendment, the LSA shall remain unaltered and in full force and effect. This Amendment shall not be a waiver of any existing default or breach of a covenant unless specified herein.

This Amendment shall be limited precisely as written and shall not be deemed (a) to be a waiver or modification of any other term or condition of the LSA or of any other instrument or agreement referred to therein or to prejudice any right or remedy which Lender may now have or may have in the future under or in connection with the LSA or any instrument or agreement referred to therein; or (b) to be a

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consent to any future amendment or modification of any instrument or agreement the execution and delivery of which is consented to hereby, or to any waiver of any of the provisions thereof.

The Borrower acknowledges and agrees that it remains obligated to pay all principal, interest, reimbursement obligations, fees, and other amounts owing to the Agent and Lender under and in respect of the Loan Documents when due and payable in accordance with the terms thereof.

The Borrower hereby acknowledges and agrees that as of the date hereof, the Borrower has outstanding Secured Obligations to the Agent and the Lender which include indebtedness to the Agent and Lender in an aggregate outstanding principal amount equal to $28,565,748.86 plus accrued interest and fees. The Borrower hereby acknowledges and agrees that, to the best of its knowledge as of the date hereof, the liens and security interests granted in favor of the Agent and/or the Lender under the terms of the Loan Documents are perfected, effective, enforceable, and valid and such liens and security interests are, in each case, a first priority lien and security interest subject to Permitted Liens. Notwithstanding the foregoing, each of the Agent and the Lender acknowledges and agrees that Borrower is not responsible for perfecting or ensuring such liens are effective and enforceable.

The Borrower hereby acknowledges and agrees that as of the date hereof: (a) it does not have any claim or cause of action related to the LSA, the Loan Documents or any other agreement between or among Borrower, the Agent and/or the Lender against the Agent or the Lender (or any of their respective directors, officers, employees, agents, subsidiaries, affiliates, attorneys, attorneys’ consultants, predecessors, successors or assigns); (b) it does not have any offset right, counterclaim, or defense of any kind against the Secured Obligations or any portion thereof; and (c) each of the Agent and the Lender has heretofore properly performed and satisfied in a timely manner all of its obligations and commitments to the Borrower. For and in consideration of the agreements contained in this Amendment and other good and valuable consideration, the Borrower unconditionally and irrevocably releases, waives, and forever discharges each of the Agent and the Lender, together with their respective predecessors, successors, assigns, subsidiaries, affiliates, agents, employees, directors, officers, attorneys and attorneys’ consultants (collectively, the “Released Parties”), from the following, in each case only as related to the LSA, the Loan Documents and any other agreement between or among Borrower, the Agent and/or the Lender: (x) any and all liabilities, obligations, duties, promises, or indebtedness of any kind (if any) of the Released Parties to the Borrower or any of its affiliates, which existed, arose, or occurred at any time from the beginning of the world to the date of this Amendment, and (y) all claims, offsets, causes of action, suits, or defenses of any kind whatsoever (if any), which the Borrower or any of its affiliates might otherwise have against the Released Parties, or any of them, in either case (x) or (y) on account of any condition, act, omission, event, contract, liability, obligation, indebtedness, claim, cause of action, defense, circumstance, or matter of any kind, which existed, arose, or occurred at any time from the beginning of the world to the date of this Amendment. Notwithstanding anything to the contrary herein, the Borrower does not hereby release, waive, or forever discharge the Released Parties from any claims, offsets, causes of action, suits or defenses of any kind relating to any conduct or action by the Agent or Lender that is illegal under federal, state or local law.

Without limitation, each party hereto acknowledges that it has been advised by its attorneys concerning, and is familiar with, the California Civil Code Section 1542. Section 1542 of the California Civil Code provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of the executing of the release, which if known by him or her must have materially affected his or her settlement with the debtor.

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Each party hereto expressly waives any and all rights under California Civil Code Section 1542 and under any other federal or state statute or law of similar effect as to all matters released pursuant to this Amendment.

Except as expressly set forth in this Amendment, this Amendment shall become effective upon the receipt of a fully executed Amendment.

This Amendment may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and, except as expressly set forth herein, shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party. Facsimile signatures shall be deemed originals for all purposes hereunder. This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

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IN WITNESS WHEREOF, Borrower, the Agent and the Lender have duly executed and delivered this Amendment as of the day and year first above written.

AGENT AND LENDER:

STEGODON CORPORATION, as Agent and as Lender

Signature:	/s/ Austin Che

Print Name:	Austin Che

Title:	President

BORROWER:

AMYRIS, INC.

Signature:

Print Name:

Title:

AMYRIS FUELS, LLC

By: Amyris, Inc., its sole manager

Signature:

Print Name:

Title:

[Signature Page to LSA Agreement]

IN WITNESS WHEREOF, Borrower, the Agent and the Lender have duly executed and delivered this Amendment as of the day and year first above written.

AGENT AND LENDER:

STEGODON CORPORATION, as Agent and as Lender

Signature:

Print Name:

Title:

BORROWER:

AMYRIS, INC.

Signature:	/s/ R. Asadorian

Print Name:	R. Asadorian

Title:	CFO

AMYRIS FUELS, LLC

By: Amyris, Inc., its sole manager

Signature:	/s/ R. Asadorian

Print Name:	R. Asadorian

Title:	CFO

[Signature Page to LSA Agreement]

Exhibit A

Existing Holder(s)	Description	Current Amount Outstanding	Current Maturity Date
Entities affiliated with FMR LLC	3% Senior Unsecured Convertible Notes	$15,309,000	March 1, 2017

Exhibit B

Existing Holder(s)	Description	Current Amount Outstanding	Current Maturity Date
Entities affiliated with FMR LLC	3% Senior Unsecured Convertible Notes	$15,309,000	March 1, 2017
Entities affiliated with FMR LLC	Tranche I Senior Convertible Notes	$9,694,724	October 16, 2018
Entities not party to the Maturity Treatment Agreement, dated July 29, 2015	Tranche II Senior Convertible Notes	$3,639,172	January 15, 2019